Exhibit 10.2

MANPOWER INC.

PERFORMANCE SHARE UNIT AGREEMENT

This Performance Share Unit Agreement (this “Agreement”) is executed as of   by and between MANPOWER INC., a Wisconsin corporation (the “Corporation”), and   (the “Employee”).

W I T N E S S E T H:

WHEREAS the Board of Directors of the Corporation has established the 2003 Equity Incentive Plan (the “Plan”) with the approval of the shareholders of the Corporation; and

WHEREAS, the Employee has been granted Performance Share Units under the Plan subject to the terms provided in this Agreement and the Plan.

NOW, THEREFORE, the Corporation and the Employee hereby agree as follows:

1.      Provisions of Plan Control.  This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference.  The Plan empowers the Administrator to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of the Administrator with respect to the Plan shall be binding upon the Employee.  Unless otherwise provided herein, all capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan.  A copy of the Plan will be delivered to the Employee upon reasonable request.

2.      Terms of Award and Performance Goal.  The Employee has been granted a Target Grant of  [___________] Performance Share Units under the Plan.  The actual number of Performance Share Units earned by Employee will be determined as described below, based upon the actual results for the Performance Period compared to the Performance Goal, subject to the conditions (the “Conditions”) that (a) the Employee remains an employee of the Corporation or its direct and indirect subsidiaries (collectively, the “Manpower Group”) continuously from the date of this Award until the last day of the Service Period, and (b) the actual OPMP for the Service Period equals or exceeds the amount specified below as the Threshold OPMP for the Performance Period.  If either of the Conditions is not satisfied, then except as otherwise provided in this Agreement, or the Plan (to the extent not superseded by this Agreement), no Performance Share Units shall be earned.  The Performance Goal and the number of Performance Share Units earned based on actual results for OPMP for the Performance Period will be as follows:

OPMP for the Performance Period	Resulting Performance Share Units Earned

Threshold OPMP (0.60%)	50% of Target Grant
Target OPMP (0.95%)	100% of Target Grant
Outstanding OPMP (2.00%)	200% of Target Grant

If actual OPMP for the Performance Period is below Threshold OPMP specified above, no Performance Share Units will be earned, and if actual OPMP for the Performance Period exceeds Outstanding OPMP specified above, the number of Performance Share Units earned will equal the number earned for Outstanding OPMP.  Actual OPMP for the Performance Period between Threshold OPMP and Target OPMP, or between Target OPMP and Outstanding OPMP shall result in a number of Performance Share Units earned determined on a linear basis.  Notwithstanding the foregoing, the Committee retains the discretion to decrease the number of Performance Share Units earned under this Award.

3.      Award Payment.  The number of Performance Share Units earned shall be paid in Shares after the end of the Service Period as soon as administratively practicable after the Committee has approved and certified the number of Performance Share Units that have been earned hereunder.  Notwithstanding the foregoing, Awards of Performance Share Units that become earned and vested upon the Employee’s death, Disability or a Triggering Event shall be paid in Shares as soon as administratively practicable after such death, Disability or Triggering Event.  Further, to the extent that Performance Share Units granted hereunder become earned and vested upon the Employee’s Retirement and are nonqualified deferred compensation subject to Section 409A of the Code, such Award shall be paid to the Employee in Shares after the Service Period on the date that is the later of (i) six (6) months after the date of the Employee’s “separation of service” as such term is defined under Section 409A of the Code, or (ii) as soon as administratively practicable after the date the Committee has certified and approved the number of Performance Share Units that have been earned hereunder.

4.      Termination of Employment.  Except as otherwise provided in the Plan and except as otherwise provided in this Agreement, Employee must be an employee of the Manpower Group continuously from the date of this Award until the last day of the Service Period in order for Employee to receive any Shares with respect to any Performance Share Units he or she may earn hereunder.  Notwithstanding the foregoing, Section 10(d)(2) of the Plan, regarding the earning and accelerated vesting of Awards upon a death, Disability or Retirement, shall not apply to this Agreement.  Instead, upon a participant’s death or Disability during the Performance Period, Employee will immediately earn and become vested in the number of Performance Share Units the participant would have otherwise earned if 100% of the Target Performance Goal had been achieved at the end of the Performance Period.  Upon a Participant’s death or Disability during the Service Period, Employee will immediately become vested in the actual number of Performance Share Units earned based on attainment of the Performance Goal.  In the event of Employee’s Retirement prior to the last day of the Service Period, Employee shall earn and become vested in a prorated number of Performance Share Units.  The number of Performance Share Units earned and vested in connection with a Retirement shall be number of Performance Share Units determined by multiplying the number of Performance Share Units that would have been earned at the end of the Performance Period if Employee had remained an Employee until the last day of the Service Period, determined in accordance with the actual OPMP achieved at the end of the Performance Period, taking into account the additional requirement to achieve the Threshold OPMP for the Service Period in order for such Performance Share Units to be earned, by the quotient of (x) the number of days between and including the date of this Agreement and the date of the Employee’s Retirement divided by (y) 682 days.

5.     Triggering Event.  Section 10(e) of the Plan, regarding the earning and accelerated vesting of Awards after a Triggering Event or during a Protected Period, shall not apply to this Agreement.  Instead, upon a Triggering Event while Employee is employed by the Manpower Group and during the Performance Period, the Employee will immediately earn and become vested in the number of Performance Share Units they would have otherwise earned if 100% of the Target Performance Goal had been achieved at the end of the Performance Period.  Upon a Triggering Event while Employee is employed by the Corporation and after the Performance Period, Employee will immediately become vested in the actual number of Performance Share Units that were earned based on attainment of the Performance Goal.

6.      Dividends and Voting Rights.  The Employee shall not be entitled to receive any dividends for his or her Performance Share Units and shall not be entitled to voting rights with respect to such Performance Share Units.

7.      Taxes.  The Corporation may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or vesting of such Performance Share Units or payments of Shares in connection with the Performance Share Units, and the Corporation may defer making delivery of any Shares in respect of Performance Share Units until arrangements satisfactory to the Corporation have been made with regard to any such payment, reimbursement, or withholding obligation.

8.      Definitions.

a.	“Target Grant” means the number of Performance Share Units established for Employee to earn at Target OPMP.

b.
“OPMP” means the Corporation’s annual operating profit divided by revenue from services, both determined in accordance with GAAP as reported on the Company's audited financial statements, with adjustments to be made (a) to reverse the impact of a change in accounting method during the Performance Period or Service Period or (b) for any of the following items that exceed $10 million in any year (the $10 million threshold to be measured separately for each item category):

i.	goodwill impairment;

ii.	nonrecurring restructuring gains or charges; and

iii.	nonrecurring accrual adjustments pertaining to periods outside of the period of measurement.

c.	“Performance Goal” means the OPMP targets for the Performance Period as set by the Administrator.

d.	“Performance Period” means the 12-month period beginning on January 1, 2010 and ending on December 31, 2010.

e.	“Service” means the period beginning on the date the Employee’s employment with the Manpower Group commences and ending on the date the Employee’s employment with the Manpower Group terminates.

f.	“Service Period” means the 12-month period beginning on January 1, 2011 and ending on December 31, 2011.

g.	“Retirement” will mean termination of the Employee’s employment on or after the Employee has attained age 55 and has completed 10 years of Service.

9.  Multiple Executed Copies.  This Agreement may be executed in multiple copies, each of which will constitute an original, and which together will constitute one and the same agreement providing for a single grant of Performance Share Units.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of the date and year first above written.

MANPOWER INC.

By:	/s/ Jeffrey A. Joerres
Jeffrey A. Joerres
Chairman, Chief Executive Officer & President

The undersigned Employee hereby accepts the foregoing grant of Performance Share Units and agrees to the several terms and conditions hereof and of the Plan.

Employee

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